Saia Inc. – Saia – Earnings Conference Call Transcript – 10/30/2025 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Chris Wetherbee - Wells Fargo

Jon Chappell - Evercore ISI

Scott Group - Wolfe Research

Jordan Alliger - Goldman Sachs

Ken Hoexter - Bank of America

Tom Wadewitz - UBS

Ravi Shanker - Morgan Stanley

Bascome Majors - Susquehanna

Bruce Chan – Stifel

Brian Ossenbeck - JP Morgan

Tyler Brown - Raymond James

Eric Morgan - Barclays

Richa Harnain - Deutsche Bank

Ari Rosa - Citigroup

Operator

Good day, and welcome to the Saia, Inc. Third Quarter 2025 Earnings Conference Call.

[Operator Instructions]

I would now like to turn the conference over to Matt Batteh, Saia's Executive Vice President and Chief Financial Officer. Please go ahead.

Matt Batteh

Thank you, Chloe. Good morning, everyone. Welcome to Saia's Third Quarter 2025 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe. Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

Also, in the third quarter, we recorded $14.5 million in net operating expense reduction from a gain on real estate disposal and impairment of real estate. When we discuss adjusted operating expenses, adjusted cost per shipment, adjusted operating ratio or adjusted diluted earnings per share in our comments, it refers to our adjusted results that exclude the gain from that real debt sale and impairment on that property. See our press release announcing third quarter results for a reconciliation of non-GAAP financial measures. That press release is available on the Financial Releases page of Saia's Investor Relations website.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's third quarter results. We are very pleased to share that our results for the third quarter reflect our continued focus on customer service, network optimization and cost control efforts. Our customer-first focus remains paramount as we continue to mature in our newer markets.

Although the economic backdrop continued to exhibit the trends seen throughout 2025, with customers awaiting a more certain environment, we are pleased that our expanded footprint continued to provide opportunities to service customers in both our legacy and ramping markets. Our ramping markets, which are made up of the 39 terminals opened since the beginning of 2022, grew sequentially and improved their operating ratio by over 100 basis points compared to the second quarter and are now operating at a sub-95 OR. 17 of these terminals have just completed their first year of operations, making the overall improvement in performance even more impressive.

Our nationwide footprint allows us to build deeper relationships with customers, and we're seeing the benefit of the investments made in our network over the past several years. Compared to the second quarter, we experienced revenue growth in both legacy and ramping markets. Customers value ease of doing business, and with our now national network, we are better positioned to provide solutions than we ever have been.

Our third quarter revenue of $839.6 million was relatively flat compared to last year's third quarter, reflective of the macroeconomic landscape. While our third quarter operating ratio was 85.9%, adjusting for the one-time real estate transactions, our adjusted operating ratio was 87.6%. Adjusted operating ratio increased by 250 basis points compared to our operating ratio of 85.1% in the third quarter last year, but improved by 20 basis points compared to the second quarter of 2025, outperforming historical seasonality. The improvement from the second quarter was achieved primarily due to our focused cost control efforts, resulting in a decrease in sequential adjusted cost per shipment despite headwinds from increases in self-insurance and related costs.

Excluding the net impact of the real estate transactions, our adjusted cost per shipment improved sequentially from the second quarter by 70 basis points. The sequential improvement reflects our continued focus on operational execution and efficiency while still maintaining our performance standards.

For the quarter, our cargo claims ratio was 0.54%, which is our fourth straight quarter of sub 0.6% cargo claims ratio, a notable company record. Additionally, reflective of our expanded offering and continued service performance for customers, our contractual renewal rate for the quarter was 5.1%.

Volumes for the quarter were in line with our expectations based on how the overall freight market has trended in 2025. Compared to the third quarter of 2024, shipments per workday decreased 1.9%, while sequentially, shipments per workday improved 3.2%. We continue to experience outsized growth in our newer markets where our expanded footprint and service offering provides more opportunities as customers come to understand and see the value in our expanding service capabilities.

Our ramping facilities saw a 4.2% sequential improvement in shipments per workday in the third quarter of 2025. In facilities opened prior to 2022, shipments increased 3.0% sequentially and decreased 4.8% compared to the third quarter of 2024. We are pleased to see both legacy and ramping facilities grow sequentially reinforcing the value of a national network through our expanded service offering, despite a softer overall LTL freight market.

In Q3, we saw continued benefits from our accelerated network optimization efforts that began in the first quarter of the year. Enabled by our ongoing investments in technology, these initiatives improved efficiency across our national footprint, as handles, or the number of times the shipment is touched as it's routed through our network, continued to be lower than their first quarter peak. We expect our national footprint to continue to scale moving forward, aligning with our long-term strategy of getting closer to the customer, improving service levels and providing solutions that meet customers' needs. We're already seeing the benefit of our investments in our results, and conversations with customers reinforce our value proposition.

Optimization of mix remains an intense focus for us, and our ongoing efforts around pricing remains one of our biggest opportunities. As noted earlier, our expansion strategy is yielding tangible results as we get closer to customers and can provide more solutions to meet their needs. Sequentially, over 70% of our volume growth came in one and two day lanes across our network, with over two-thirds of that growth coming from customers that we already do business with.

Growth in these lanes helped drive an increase in operating income and profitability compared to the second quarter. This growth, driven largely by our national accounts segment, demonstrates the impact of our expansion and ability to grow existing customers and build relationships with new customers.

We implemented a GRI on October 1, at a rate of 5.9%. As a reminder, this increase will impact approximately 25% of our operating revenue and varies by mix of business and lane. Ensuring that we drive returns on our substantial network and service investments remains a focus, and this GRI is another step in the right direction in obtaining the compensation we expect from our customers for the service we provide in this inflationary business.

I'll now turn the call over to Matt for more details from our third quarter results.

Matt Batteh

Thanks, Fritz. Third quarter revenue was relatively flat compared to prior year, decreasing 0.3% to $839.6 million, while revenue per shipment, excluding fuel surcharge, increased 0.3% to $294.35 compared to $293.39 in the third quarter of 2024. Fuel surcharge revenue increased by 2.1% and was 15.2% of total revenue compared to 14.8% a year ago. Yield, excluding fuel surcharge, decreased by 0.1% while yield increased by 0.5%, including fuel surcharge.

For the third quarter, shipments per workday decreased 1.9%, while weight per shipment and length of haul increased slightly compared to the third quarter of 2024. With this change, tonnage per workday for the quarter decreased 1.5% to approximately 24,700 tons compared to approximately 25,000 tons in the third quarter of 2024.

Shifting to the expense side for a few key items to note in the quarter. Salaries, wages and benefits increased 0.7% compared to the third quarter of 2024. This increase is primarily driven by increased employee-related costs, including group health insurance and workers' compensation costs, due to cost inflation and experience. These increased costs were partially offset by reduced wages compared to prior year as we continue to match hours to volume. Compared to the third quarter of 2024, head count was down 3%.

Purchase transportation expense, including both non-asset truckload volume and LTL purchased transportation miles decreased by 9.5% compared to the third quarter last year and was 7.1% of total revenue compared to 7.8% in the third quarter of 2024. Truck and rail PT miles combined were 12.0% of our total line haul miles in the quarter.

Fuel expense for the quarter increased by 0.9% compared to prior year, while company line haul miles increased 1.0%. The increase in fuel expense was primarily the result of an increase in national average diesel prices by over 1.8% on a year-over-year basis.

Accident claims and insurance expense increased by 22.5% year-over-year. The increase compared to the third quarter of 2024 was primarily due to development of existing accident-related claims and inflationary increases in cost per claim. Depreciation expense of $64 million in the quarter was 17.2% higher year-over-year, primarily due to ongoing investments in revenue equipment, real estate and technology totaling over $600 million over the last 12 months.

Compared to the third quarter of 2024, adjusted cost per shipment increased 4.6%, largely due to the increases in depreciation and self-insurance related costs. On a sequential basis though, adjusted cost per shipment improved 0.7% from the second quarter of 2025, as cost management and core execution remained a heavy focus. This sequential improvement was achieved despite the headwinds from sequentially rising fuel costs and self-insurance related costs.

Total operating expenses increased by 0.6% year-over-year, but after backing out the net gain on real estate in the third quarter, total adjusted operating expenses increased by 2.6% for the quarter. When combined with the year-over-year revenue decrease of 0.3%, our adjusted operating ratio increased to 87.6% compared to 85.1% a year ago.

Our tax rate for the third quarter was 24.8% compared to 24.4% in the third quarter last year and our diluted earnings per share were $3.22 compared to $3.46 in the third quarter a year ago. Our adjusted diluted earnings per share for the third quarter of 2025 were $2.81.

I will now turn the call back over to Fritz for some final comments.

Fritz Holzgrefe

Thanks, Matt. I'm pleased with our team's ability to focus on what we can control at this point in the cycle. Each day brings new variables, and the ability to improve operating ratio sequentially from the second quarter, despite headwinds from increased fixed costs, in addition to elevated insurance-related expenses, speaks to our team's ability to remain steadfast in our focus on core execution and cost management. This quarter is yet another example of our team's operating performance being the best in the industry.

In addition to the GRI, we also implemented a wage increase of 3%, effective October 1, for all employees. We recently completed our annual engagement survey, and for the third year in a row had a participation rate over 80%. This participation rate remains among the strongest in the industry and most significantly, our overall employee engagement remains high and actually improved compared to last year. The results of the engagement survey continue to reflect an engaged workforce, despite the economic trends seen throughout the year. While we always have areas in which we can improve, I'm very pleased with the results of the survey and the ongoing commitment of our teams throughout the network. Saia's expanded footprint is supported by our best-in-class team, and the commitment of the team shows in the results seen in Q3.

In a down freight cycle, we continue to focus on the customer by providing a high level of service, while at the same time maintaining cost management and improving core execution. We have remained resilient amid customer shifts that seem to transpire on a day-to-day basis and are well positioned to leverage our investments in the network over the last few years into an opportunity to turn Saia into one of the largest players in the LTL industry. Given the ongoing market conditions, the results we're seeing from the investments in our network and our ability to adapt to uncertain environment, we believe that we're still in the very early stages of realizing our full potential.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions]

The first question comes from Chris Weatherby with Wells Fargo. Please go ahead.

Chris Weatherby

Hi, thanks. Good morning, guys. Appreciate the time. Maybe two quick questions here. Just kind of curious how things have been trending in October from a tonnage perspective or a shipments perspective. And then Fritz, I noted you put the wage increase in October 1. Maybe you could give us a little bit of color or framework around how you think about the fourth quarter operating ratio in the context of the improvement you're making on the cost per shipment but also obviously some changing dynamics with seasonality and volumes. So, a couple of questions there would be great. Thank you.

Matt Batteh

Sure. Thanks, Chris. I'll go ahead and give the monthly for Q3 as well, just so everyone has it. So, in July, shipments were down 1.2%, tonnage up 0.9%. August shipments down 2.2%, tonnage down 2.2%, September down 2.5% on shipments and 3.3% on tonnage. In October so far, shipments are down around 3.5%, tonnage down about 4%. If we look at October so far, we've seen trends be a little bit, depending on the day, up and down a little bit. I think there are maybe a few things that could be attributable to, but the first couple of weeks were a little bit lighter than we anticipated.

We still have a couple of days to go, but that's where we're tracking as we stand right now. We think about the OR portion, and I'll hand it over to Fritz for some commentary as well. But if we think about the OR, if you look back in history, the average sequential Q3 to Q4 is about a 250 to 300 basis point degradation usually, some years it's a little bit better. There's obviously tails on either side of that. With October trending a little bit lower this year than what we've expected so far, I think a fair range, probably in the 300 to 400 basis point degradation range. A lot of that's going to be volume dependent, just seeing where we are so far in October. October is a big month, 23 workday month, followed by an 18-day November, which has its own challenges and just around the holidays in general. So, with what we see now, that's where we stand. It's going to be volume dependent as we look forward.

Fritz Holzgrefe

Yes. I think just to add, Chris, I mean, I think that the overall environment that's kind of leading the trends that we see, it's been pretty muted throughout the year. I think if you look at the month of October, I mean, certainly, we don't have a direct exposure to sort of the government, per se, in terms of business with various different departments. We're downstream from that.

And I think to assume that hasn't had some impact on kind of the overall environment is probably a bit naive. But I think there's something to that. But at the same time, I'm pleased with what we're doing at Saia around kind of driving the results. So could we get to more the history? We could for sure. And I think it depends on how November develops and into December.

Chris Weatherby

Got it. Thank you very much. Appreciate it.

Operator

The next question comes from Jonathan Chappell with Evercore ISI. Please go ahead.

Jonathan Chappell

Thank you. Good morning, everyone. Fritz, updates on the, we'll call them the new terminals, the 39 open since the start of '22, went from breakeven to high 90s OR, now you said less than 95. And I assume you're doing that without the volume that you had anticipated when you open that up. Is this all strictly a productivity, cost efficiency? And given what you just laid out for October, is it possible for those new terminals to continue to edge better on a margin front without any accelerated volume throughput in the near term?

Fritz Holzgrefe

Good question, Jonathan. Our focus, as you develop maturity in those facilities, what's exciting about them is that the incrementals can be pretty positive, and you start to see a bit of that. So, I think that as we continue to grow in those markets, both inbound and outbound, that's a benefit to us.

Now we're going to run into a bit of challenges around seasonality for sure now, right? Q4 is typically a slower time of the year. But the opportunities are there, it's about maturity in those facilities. We're just now lapping, getting full year behind us on the 17 [opened facilities] last year. So, we're really pleased with what we're seeing around operating efficiencies as we build density across, not only in those facilities, but across the line haul network, right? So, as you build those opportunities out, that's what's exciting about where we are at Saia.

Jonathan Chappell

Great. Thanks, Fritz.

Operator

The next question comes from Scott Group with Wolfe Research. Please go ahead.

Scott Group

Hi, thanks. I want to talk about the pricing environment. If you look at yield and rev per shipment ex fuel, both kind of flat. What are you seeing with the pricing environment? I know you don't tend to give updates, but maybe it would be helpful if you did, right? Do you think that we should be expecting those yield metrics to turn positive in Q4? Just sort of any color there?

Fritz Holzgrefe

Yes. Listen, I think broadly, Scott, the environment around pricing is disciplined and focused. I mean, I think that the underlying nature of the business is inflationary. And we've talked about that, and I know others have talked about that as well. And so it's important to get the pricing right. I think it's also important when you study the metrics at Saia that you understand a few elements of that, right? So, the mix of business for us is changing as we go. Right now, we highlighted for you that the growth in the business from Q2 to Q3, a good chunk of that came in one and two day lanes which we're really excited about because those are opportunities to grow share of wallet with customers.

But those are also, by definition, one and two day lane pricing. That tends to be relative pricing versus three and four day lanes. It's going to be less, right? That's just the market, but that's not a bad thing. So, you're going to have a mix of businesses in there. And I think the other element to consider too, and we've highlighted a bit, year-to-date, we're impacted by a very strong franchise in southern California. We look at year-over-year third quarter, that's down double digits, ~18% shipment wise. So that's a negative mix headwind for us on the revenue line. But we look at that holistically, what we've been able to do in the ramping terminals. And in the others, I think that's been pretty good performance. So, I'd point all this out because there's a lot moving in and out of our revenue lines.

Scott Group

Okay. And then again, if you have any thoughts on the Q4 yield, I know you don't do it, but I think it would be helpful. And then just when I look at the margin progression, right, Q1 was top down 700 basis points in Q2 was down a little bit better down 450, Q3 down 250, so more progress. But it sounds like Q4 takes a step back and it's down 300 to 400 basis points again. So just curious your thoughts on why it's getting worse again. And maybe it's just too early, but any sort of early thoughts you have about how to think about margins next year?

Fritz Holzgrefe

Yes. So, we just did a GRI of 5.9%. So that kind of gives you a feeling of what we think about pricing in the environment. We're continuing to push contractual renewals. So that's part of what the opportunity is for us. So, we'll continue to focus on pricing and yield management. So that's critical to us. That hasn't changed.

I think we need to recognize that we saw that in October so far, it was a bit soft. It's one month in the fourth quarter, 23 workday month. We have November coming up, which is 18 workdays, the fixed costs remain the same. You don't have the opportunity to reduce those in a short month like that. So could we outperform the thoughts around sequential? We could. But we're trying to be realistic around what we're seeing trend-wise right now and that's reflected in the guide.

Matt Batteh

One add to the pricing environment, Scott. Fritz talked a lot about mix. And obviously, we're getting a lot of great opportunities with customers that we're really excited about. This is why we put those dots on the map, and we get a chance to talk to them about an expanded offering. And we've had several customers tell us that we're getting awarded this because we can just now solve more problems for them, and we get excited about that. It's a great opportunity that we're going to continue to take advantage of.

So, there are some mix shifts in there. But if we look at just the contracts that we renewed Q3 of last year and how they performed Q3 of this year, on like-for-like business, we're netting a little over 4% revenue per bill on those specific contracts. So, we're seeing good flow through on those. We would like it to be more, but that's part of the environment we're in now. But importantly, there's mix shifts in some of these new businesses. But underlying pricing environment, we feel, remains very rational. This is an inflationary business. We have to get price.

Scott Group

Okay. Thank you, guys.

Operator

The next question comes from Jordan Alliger with Goldman Sachs. Please go ahead.

Jordan Alliger

Yes, hi. Good morning. Question you mentioned in your opening remarks, your network optimization efforts continue. Can you provide a little more, or remind some of the things you're specifically doing, whether it be on the legacy side, the total network side? And where are you in that process? I mean, is it still relatively early in the improvement front on that side of things? Thank you.

Fritz Holzgrefe

Yes. I think the way we studied this, or I've described it before, so one of the key things, key initiatives that we have, as you build out a network, it changes. A year ago at this time, we had 17 fewer terminals. And as you add those to the terminal [count], how you schedule and manage freight through connecting all of the dots, how you design that network is critical to how you optimize cost.

So, when we deploy our AI models around how do we reroute freight, you want to do it in a way that you synchronize the system such that you have fewer handles through the system. So, if you went back to Q1 of this year as we were challenged in that environment. One of the things that we were really focused on was that in that period, we had what we call peak handles, which meant as freight was routed through our networks, particularly our largest break facilities, the number of touches of freight going through those facilities was at an all-time high for us.

So, we've been continuing to work that down over time. And the way you do that is you're building efficiencies around how do you build out loads and build density in a market, say, like a Trenton or a new market like that, and handle that freight and not have it touch any other dock worker or facility through the network. And part of its maturity, part of its scheduling. Part of it is really taking the data that we have and figuring out ways that we can better optimize that.

So, it's an ongoing effort. I'd tell you, I think we're in the early innings because, what's critical to that is, I think we're in the early innings of monetizing this network expansion. I think from the beginning, we have said pretty clearly that the idea wasn't to fill the terminals up as quickly as possible, but to do it in a way that customers understood the value paid for that service.

And at the same time, we have to continue to optimize the cost structure behind it. It's been a bit of a challenging environment. Had we had more sort of growth in those markets, I think we'd have been in a position to take advantage of that quicker. But the great thing about it is it's set up for really significant incrementals going forward as the market improves.

Jordan Alliger

Thank you.

Operator

The next question comes from Ken Hoexter with Bank of America. Please go ahead.

Ken Hoexter

Hi, great. Good morning. Fritz and Matt, maybe parse a little bit of the 300, 400 basis point sequential margin change. Maybe how much of that is what you're talking about volume? How much is it of the timing of the 3% wage increase? That was a big issue, I think, when you were debating the timing of the wage increase last time.

So, I just want to see how much of that is affecting that sequential change? And then thoughts on October, if seasonality holds the 3% down, is that a good read on the full quarter or is it normally just given the holidays, does it normally get worse as we go through? Just want to understand where we are on that?

Matt Batteh

In terms of the OR guide, Ken, so the GRI and the wage increase went into place on the same day, October 1st for both of those, you can consider that to just wash out amongst each other in terms of the guide, in terms of the impact. So net neutral from the combination of two of those. I mean, Fritz commented on the fixed cost impact. If you look at the holiday months, they're just overall challenged from a demand standpoint. But when you've got fewer workdays, there's some workdays that are workdays, and they're revenue days, but they're not really full revenue days, but you get all the fixed cost aspect of it.

So, if you look back in our history, I mean, we've had some quarters where there's an OR that's higher than our average. And a lot of that, you've got weather in there, you've got demand trends. So, with what we're seeing in October it's trending a little bit worse than what we would typically see. I wish we had a crystal ball and could read into what November and December would look like, it's just generally those holiday months have their own impacts and challenges.

So, we're focused on core execution. We're focused on the four walls in our business. There's an externality component on demand that we can't always control. But when we look at the bridge between that is just where we're seeing things in October so far, versus what's ahead of us in those couple of holiday months. But I would view that as October is an important month in the quarter. So, it's 23 workdays without holidays, and then you get into November and December and those have them. So that's kind of the bridge for it.

Ken Hoexter

But Matt, are you saying that we're sub-seasonal and this holiday season or something is getting worse than normal or just because you always have the same fewer days in November, December, right? So, October is more meaningful, but I'm just trying to understand if your commentary is that something got noticeably worse and it's accelerating on the downside on the volume here as we enter the fourth quarter?

Matt Batteh

Well, October to date is a little bit softer than where we expected to be. I don't know how that reads out fully from November to December. But we're just taking what we see so far in October and our daily trends that we look at the reports, every day and see what's coming through. So not a great readout. I mean we have thoughts that it sort of bounces back a little bit towards more normal seasonality, but what we're seeing so far in October is below that.

Ken Hoexter

Okay. And then any thoughts on excess capacity? I know that's a number that the industry gives a lot in terms of your capacity. And I don't know if you want to throw in a thought on AI and technology, everybody seems to be talking about what they're adding on. I don't know if that's something you're adapting in any way to accelerate the productivity gains?

Fritz Holzgrefe

Yes, I'll jump in there. I mean I think the capacity, there are many, as you know, Ken, there are many ways to measure capacity, be it drivers, be it doors, be it acreage, all those sorts of things. I think we've got ample capacity across our network. Maybe because of where we are in the maturity of the network, we're going to have facilities that are 20% capacity, and we're going to have some that are 85%.

So, I think it's a relative number depending on where you are. As far as technology initiatives and AI, I mean, we've for a number of years, we've been investing in network optimization tools, which are AI tools. That's how we've been able to drive our efficiencies around network redesign, all the things that we've done around our line haul network, the initiatives that we have around route planning around our city operations to what we're doing to manage our staffing model. All those things are optimization tools which are AI-based.

Our view on that, quite frankly, it's not new. These are things that we've been investing in for a number of years. And I think I'd point back to kind of our successes over time, that's been based on those tools. And the way we think about those tools is that there is always a new version. There is always a new feature. There's always a new analytic that comes into that. So, we're continuously investing in that.

Ken Hoexter

Great stuff. Appreciate the time, guys. Thanks.

Operator

The next question comes from Tom Wadewitz with UBS. Please go ahead.

Tom Wadewitz

Yes. Good morning, Fritz and Matt. Wanted to see if you could give us some thoughts about, I know there are a lot of moving parts in the business and mix and new terminals and legacy terminals and weak freight market and kind of less freight out of LA. So, a lot of moving parts, but if we get to a more kind of normalized backdrop where there isn't so much mix, I just want to try to contemplate when that could be, right? Like is that possible as you go into '26?

And if so, then do you think it's reasonable for us to see what you're talking about, with call it 4% contract pricing, something like that actually come through in the revenue per underweight or revenue per shipment because it just seems like that's been something where market discipline, what you're doing, your services, you've got more capacity, all the good things, but it just doesn't seem to show up in the numbers we see. So, I guess, that's kind of the first element. I have a follow-up too. Thanks.

Fritz Holzgrefe

Yes, it's a good question, Tom. I mean I think the underpinning of what we're doing, the organic expansion is, quite candidly, is unlike anybody else in the LTL business. So, when you do that, unfortunately, not everything moves in a straight line or on a continuous slope. So, we have to manage through challenges around differences in mix of business as that changes in the environment.

You see new competitors in some spots or some parts of the network. That's part of the challenge. I think what's really, really compelling about Saia is that the network is poised for real opportunity, both for our customers and for the shareholder and for the company. The national footprint gives us reach to markets that we haven't been able to do.

I mean we get anecdotes on a daily basis about how we've won a new piece of business simply because we've been able to solve somebody's problem into the Great Plains where they say, you know what, you can solve that problem. I don't have to deal with anybody else. Now I can do more business with you because of that. And that's an important value that we contribute to the customer.

I think in a more normalized freight environment, where maybe there's a bit more in the industrial sector, industrial production improves a bit, I think we're poised to really take advantage and see the incrementals that we saw in the last freight cycles. And I think they actually could probably see what we've seen before, simply because we have a footprint that allows us to not only drive value in the local customer market for the customer. But then it's also one that where you have a national footprint, you can drive line haul efficiencies as well. And you're seeing, we're getting efficiencies right now through network redesign efforts, and we don't have the volume that we expect to get. And if we leverage and get the volume, I think the incrementals could really be compelling.

We're getting cost efficiencies in a challenged environment. And that's a big deal in this business. And with facilities that quite candidly are, in many cases, immature. So, I think that longer-term, there is a compelling opportunity for Saia. And I think we're going to continue to grind on generate value in the short-term. And when the freight market does change, I think we're poised to win.

Matt Batteh

One of the things we're really pleased with, I mean, cost per shipment was down 0.7%, and that's sequential. And if you think about what Fritz just said, too, we've got terminals that are not mature yet. I mean, we've opened 39 terminals since 2022, 17 of those, like Fritz said, just crossed over a year. So, there's naturally inefficiencies with those, there's fixed costs that are associated with them.

So, we're very pleased with the cost performance and the execution of the team on a day-to-day, but we don't open these for 1-year time horizon. These are long-term investments for us. Very proud of the execution that we have in the near-term. But when that comes back, the incrementals are going to be strong because we have that opportunity to leverage it in the new markets, but also the existing markets where we're getting more at-bats because we can solve more problems.

So, it's not just about growth in these ramping markets. When we can solve more problems, we also get business in our existing markets. We're seeing that now. And that just gets better when the freight environment gets better, too. But we're seeing the fruits of that labor now.

Tom Wadewitz

Yes. That's great. And the quick follow-up is, you know, I think it's better in this type of market to be a low price point than to be a high price point. Another LTL that reported this morning talked about kind of gap versus the high price point in the market and how they're closing that gap.

So, just to kind of level set, I think there is opportunity for you over time to deliver service and maybe kind of improve price more than the market, right? So, how do you think of your gap versus whether it's OD or XPO or just kind of broader LTL market, your gap on price point? Thank you.

Fritz Holzgrefe

Listen, Tom, that's an ongoing opportunity. Make no mistake. We pay really close attention to that. We think that continues to be an opportunity for us. And I would encourage anybody to study whatever their view of revenue per bill across the public sector and compare that to where Saia is, and we feel like we got to continue to close that gap.

I think what's really compelling is with that analysis, you take that and look at our cost per shipment, you see how that stacks up, and you see a really compelling OR that gets spit out at the bottom, right? And that's really what the value is in the business. And for those who understand that, I think they understand that that's what we're focused on.

Tom Wadewitz

But do you think it's 15 points or how wide do you think the gap is between, say, you and OD or whatever benchmark you want to look at?

Fritz Holzgrefe

Yes, it's going to be a number like that. I have to be honest, I haven't studied the results that were published by others today. So, I'm sure it's probably at a discount to that. I think that our service stacks up as well, if not better than others. And I think that warrants pricing.

And now that we have a national network that matches up with some of those guys. I think that it's a different game, right? And that lets us compete on an equal footing and an equal footing means you’re in an equal market, that means you get the opportunity to continue to push pricing.

Matt Batteh

What a national network allows us to do, Tom, is to have those conversations at a different level. When you're able to solve more problems and then you're having a conversation about the value you're providing, you're harder to replace. You're stickier. The reality over the years is we've been doing a great job without a like-for-like footprint.

We have a national network now for the first time that we've opened all these facilities. So, we get to have that conversation more and more. That helps pricing become stickier when you're doing more for a customer, you're harder to replace. That's a great value of the national network.

Tom Wadewitz

All right. Thank you.

Operator

The next question comes from Ravi Shanker with Morgan Stanley. Please go ahead.

Ravi Shanker

Thanks. Good morning, everyone. Would love if you could just expand on your initial comments on the Mastio survey and kind of how the results they have received. Are you guys happy with your spot? Do you think it's worth investing more to get further up? Or is it the sweet spot for you right now?

Fritz Holzgrefe

We need to continue to invest in service regardless of what the Mastio result says, right? Because we know the value that we generate in the business for our customers is all about service. So, we're hyper focused on driving that. Are we satisfied with the Mastio results? We would have preferred that be a different position there.

But I think there's some pretty interesting data if people look underneath the covers. You look into that, you see that we over-index based on where we are in terms of our share relative to the market. I think that says that people are giving us a shot.

We've got to continue to focus on completely satisfying those customers as they get to know us and that turns into value both for them and for us. So, listen, regardless of where we are today in Mastio, we're focused on investing in behind our customers, and that's critically important to driving value in the business.

Ravi Shanker

Understood. That's really helpful. And maybe as a quick follow-up, apologies I missed this. Just on the 4Q OR walk, I'm assuming the starting point in 3Q is adjusted for the gain this quarter?

Matt Batteh

That's right. Yes, that's right.

Ravi Shanker

Great. Thank you.

Operator

The next question comes from Bascome Majors with Susquehanna. Please go ahead.

Bascome Majors

Thanks for taking my questions. If we exit this year in the kind of down year-over-year tonnage, 3%, 4% range that you're trending in October. Do you think that there's an opportunity to grow tonnage next year without a meaningful improvement in the industrial economy?

Fritz Holzgrefe

You know, I think we'll continue to have the opportunity to develop share of wallet opportunities with our customers. So, as we continue to solve problems, there will be accounts that we grow with. And I think those accounts will understand and appreciate and value of the service they get from us. And I think it's going to be that's where the growth is going to come from.

If I think about the overall shipments and tonnage growth, I have to be honest with you. We like the idea of continuing to grow share, but what we really like is the idea of generating a return for the network investments that we've had. So, for us, it's really not about how quickly we can grow shipment count for the sake of shipment count. It's going to be about growing our share of wallet with customers that value the service they get from us.

So, I think there is an opportunity to grow that into next year. Now what the market makes available. I don't know yet. But I think our idiosyncratic story continues. And I think that opportunity certainly is right in front of us and we'll continue to work through that into next year.

Bascome Majors

And maybe expanding on that, it sounds like from your commentary on the fourth quarter, the margin pressure is really about volume, operating leverage and absorption on that than necessarily anything idiosyncratic to the wage increase timing or anything like that.

If we're in a more flattish tonnage environment next year, and kind of noticing that you have headcount down and you've done a very good job of controlling costs in the last couple of quarters here. Is there an opportunity to expand margin without growth in tonnage?

Fritz Holzgrefe

I think so. Not meaningful, like big growth in tonnage. I think we can continue to drive efficiencies and continue to focus on pricing, continue to make sure that we get paid for all the services we provide. That's certainly an opportunity.

Keep in mind, to the extent that we do get a little bit of growth, in a network that is underutilized because we invested for the long-term, the incrementals are going to be pretty good, right? So, it's not going to take a whole lot. So we'll continue to be focused on that. I think there are incremental returns that we'll get in the business, and I think we'll continue to drive that value into next year.

Bascome Majors

Thank you, Fritz.

Operator

The next question comes from Bruce Chan with Stifel. Please go ahead.

Bruce Chan

Good morning. Thanks for the question, guys. Maybe just a follow-up on the customer mix comments as you round out the network. You've talked about wallet share expansion with existing customers, which is certainly very encouraging to see. Maybe you can just talk about where else you're targeting growth and how that process is going?

I don't know if you can parse what field account penetration looks like versus enterprise, for example, and maybe whether there are any new end markets that you think are big opportunities. Some others have talked about, events business, grocery consolidation. So, any color there would be great.

Fritz Holzgrefe

You know, I think the growth opportunities are all the above for us, right? But I think that let's break those apart specifically. So, if you look at the facilities that have been opened since 2022, what we call the ramping facilities, the opportunities in those markets is, to date, one of the things we've been able to do is we've grown national account business into those markets, in part because we already had established relationships with those customers.

So, it was an opportunity for us to kind of leverage in those markets. And that was really part of the growth thesis. But the second part of that, that I think that is underappreciated is in some of these places, we haven't done business before. And so, getting that Saia brand name out there, the next legs of growth in those markets are going to probably come from the field accounts or the accounts that, who is this company with the red and white trucks? That remains to be a growth opportunity for us, right?

So, I think as you mature in markets, you start with the relationships you have, you grow that business. And then the secondary opportunities come from finding that customer that doesn't know us. And for people that have followed us, Bruce, like you have, you know that we know how to do this. So, if you go back to our Northeast expansion, that's exactly how we've grown that business to be a meaningful part of our total portfolio.

We started at those national accounts because they knew who we were, and we've done a great job of developing the local business, or field business as we call it, as those facilities mature. We like verticals and that particularly in spaces that value service, that value our on-time and value our investment in technology. Those are customers that are in business to deliver whatever product or service that they offer, they need a good LTL partner that can achieve at a very high level. That's where we come in.

And those markets that you described are all ones where we can win, be it trade show or grocery or whatever it might be. Those are markets that value our level of service. They're getting to know us in some cases and in some markets, because we're new, they're finding out about us in there. So, I think the growth is for us, and this is the really exciting part about the company is across all markets, all verticals because we're just now getting to maturity.

Bruce Chan

That's super helpful. Maybe just a quick follow-up. I imagine there is a margin uplift opportunity as that mix changes. Any thoughts on what that differential with those new field accounts looks like versus the legacy national?

Fritz Holzgrefe

Listen, the margin uplift, like if you just get the average sort of pick up market pricing opportunity, right? So, if we get the pricing, we come in and get the business at market. The first uplift is going to happen is you have a very underutilized facility be it a city driver, equipment line haul network that are already in place. And if you get market pricing on that new business, put it on that underutilized piece of equipment, that is a really interesting, compelling incremental margin opportunity. We know, despite our inefficiencies, we got a pretty good cost structure that we can leverage and scale from here. So, I think the opportunity comes in a couple of places, right? It comes with growth around good pricing, but then it's also scaling a very, very competitive cost structure.

Bruce Chan

Great. Super helpful. Thank you.

Operator

The next question comes from Brian Ossenbeck with JPMorgan. Please go ahead.

Brian Ossenbeck

Thanks. Good morning. So maybe Fritz, just to follow up on that line of question. When you get those new field accounts, is that incremental to the volume you have already there with the nationals and just drop straight in and help balance it out the mix or do you shift those ramping facilities to have more of a percentage mix of some of that national might churn and go away. Maybe you can help provide some thoughts around that and where that would show up if it's more on the rev per piece side or if it's more on the cost per shipment side rather?

Fritz Holzgrefe

It's going to end up in both places, Brian. So, if I just go back to our Northeast experience, right? So, look at as we expanded in that network, you find customers that are willing to pay for the value that you're providing, right? So that's the top line. And that may require that you find a piece of business that you picked up and you realize that, geez, the pricing is not right, or this isn't working, you exit that business and then you bring in something that's maybe a little bit more appropriately priced, you get all the accessorials and that's an incremental, right? In terms of the pricing line. And regardless, the volume is going to be incremental to leveraging the cost structure.

So, if I have a facility that is underutilized, that's an opportunity for us to win on both accounts. We're not necessarily targeting, hey, is it field? Is it national account? Is it different segments of the business? We're more focused on customers that say, let's look at the value that Saia provides, and we're willing to pay for it, right, and understand what that investment is. And those are customers that fit best for us. Sometimes that's a national account. Sometimes that's a field account. Sometimes it's a combination of both, and it could be across industries. So, it's more of that profile that we're pursuing that makes the most sense for us.

Brian Ossenbeck

All right, thanks, Fritz. And then a quick follow-up for Matt, can you just give us some more details around the CapEx continuing to come down, I think, for the third straight quarter here. Where is that trim coming from? And do you think that's at a good place as you exit the year? And maybe some early thoughts on next year as well? Thank you.

Matt Batteh

Sure, Brian. We have a pretty robust real estate pipeline that we look at. And from an equipment standpoint, pretty much all the equipment for this year has been delivered and in service. So that's more on the real estate front. When we go through and look at projects. We're going through diligence on these, having conversations about what the market opportunity is, going to be serviced by different locations. So that's just looking at projects that we've got in flight and being a little more discerning on those. And it's not that we're never going to do them. It may just be that we're delaying a little bit.

So you've seen us push a little bit of that out as we stand. I think that's probably in a good range for this year, depending on a couple of things that may flow through. But I think that's probably a pretty good range. And then it's still early. We're looking at next year. But I'd say early read is probably more in a $400 million to $500 million range from a CapEx standpoint. So obviously, way down from last year will be down again from this year.

And again, the network build out, we still have opportunities and dots that we need to put on the map. But we've made big strides in that, that shows in the CapEx line over the past couple of years. So still some finalization to be done for 2026, but I'd say probably a $400 million to $500 million number is probably a fair range.

Brian Ossenbeck

Okay, very good. Thank you.

Operator

The next question comes from Tyler Brown with Raymond James. Please go ahead.

Tyler Brown

Hi. Good morning, guys.

Fritz Holzgrefe

Good morning.

Matt Batteh

Hi, Tyler.

Tyler Brown

Hi. I missed the first part of the call, so I apologize if you addressed it. But I think last quarter, we talked about peak touches in line haul maybe in Q1 or Q2. And I think Patrick's got a number of initiatives to kind of, let's call it, fundamentally redesign line haul, to basically take touches out regardless of volume. I think your cost per shipment fell sequentially for the second straight quarter. So, can you just kind of talk about where we're at on that touches or breaks per shipment journey? And do you feel at this point that you're basically past peak pain?

Fritz Holzgrefe

Yes, Tyler, I think we're past peak pain. I think we're continuing, as we pass into the next few months into next year, we continue to have steps around our network redesign, line haul optimization efforts, as we continue to refine and deploy our AI-based routing tools around that. I think there continues to be opportunity around that.

And I think what's really, really interesting is the value of that we haven't necessarily monetized yet, because I think there's still a lot of growth to come in facilities that are still immature. So, when I say that we have the opportunity to monetize that, I think the cost structure is very effective.

And as we continue to grow in markets that have been open less than three years, you're going to be doing that and further leveraging those sort of cost savings initiatives. So, I think that's going to help drive the incrementals into the future. So, it's early innings on what the opportunity is.

Now it's challenged into the fourth quarter, right? Because this is a notoriously inefficient time of the year. In the first quarter, I would tell you that I think that the scaling opportunity is really interesting. We haven't run through a full year of leveraging that redesigned network.

Tyler Brown

Yes, agreed. And so, what about balance as well because is the outbound-inbound mix starting to balance out? And I would assume that as you build that outbound side, particularly on the new terminals, that's going to help with this touch issue as well because you're going to be able to build more directs. Is that right?

Fritz Holzgrefe

Tyler, great point. I mean, we're early innings on that stuff, right? So, if you think about just in the simplest form, these are not huge markets. But if you just took the Great Plains states. So, the immediate value we can provide to a customer, we can go to those points now.

So, you have a customer say that's in Dallas that says, "Hey, I need to go to Montana." Well, Saia can now go to Montana. We solved the problem. So that's an opportunity. Now the challenge for us is that immediately makes us sort of out of balance, right? So, you have those Montana markets, we don't have the freight coming out of there yet. The opportunity for us is to grow out of those markets to the extent there's available freight, that's a balancing opportunity, right? So those are the smaller markets.

Then you take a big market like a Trenton or a Laredo, we're early innings there too. So those facilities had just crossed over a year. The opportunity to grow both the inbound and outbound is very, very meaningful. And that is all a scaling, leverage the network, build directs, take touches out, and we've already got a good cost structure to start with. So, I think there's an opportunity to keep getting better from where we are.

Matt Batteh

That part doesn't even factor in the value that you get when a little bit of uplift from the environment. You're also getting the volume back from those dense legacy networks, right, the Newark, Dallas, Houston, all those. When you get that volume back too, it's an opportunity to continue to leverage that density that's been built over the years. So, it's going to be a combination of both and the opportunity to service customers. You're right, Tyler. It's the direction that really matters in this business too, where the freight is coming from. So, length of haul and weight per shipment are important metrics, but direction really matters too.

Fritz Holzgrefe

If you take a handle out, you have the opportunity to improve service for a customer.

Operator

The next question comes from Eric Morgan with Barclays. Please go ahead.

Eric Morgan

Hi. Good morning. Thanks for taking my question. I guess just one for me. Could you give us an update on conversations with customers heading into '26? I know the real-time volume picture sounds pretty sluggish. But I guess just curious if you're getting any early reads on potential green shoots or just broadly how your customers are positioning into next year? Thanks.

Fritz Holzgrefe

So, I think right now, the way I would characterize this, people are, they're incrementally maybe a little bit more confident, positive than they were at the beginning of the year, right? So, you think through, we've kind of got a view of what the tariff landscape is. We've got a view of what tax policy is. We've got a view around interest rates. All that is incrementally positive, right? I'm waiting to see it in the numbers.

And I think we haven't seen that yet, but I think customers, we're kind of ticking off the uncertainties, which is good. Now we just need the next step, I think, is for customers to have the confidence to say, now is the time to launch the new product or build a new facility or whatever it might be, ramp up production, that sort of thing.

Eric Morgan

Appreciate it.

Operator

The next question comes from Richa Harnain with Deutsche Bank. Please go ahead.

Richa Harnain

Thank you. So just a few quick clarification ones for me. First, the 300 bps to 400 bps of OR deterioration, I know, Matt, you talked about how October being lower than you expect is contemplated in that outlook. But what are you assuming for November, December? Do we assume an in-line seasonality type results for those months or do we assume that things continue to be subnormal.

And then, Fritz, did you say when you were talking about margin expansion opportunity next year, I just want to clarify, that was a year-over-year comment, i.e., you can still maybe expand margins next year even if the environment remains lackluster? And then lastly, contract renewals. Can you remind us what those were in Q3? Thank you.

Matt Batteh

Yeah. I'll start and then hand it back over to Fritz. So, I'll hit the contractual renewals number one quickly. So, 5.1% for that piece. In terms of the margin progression, like you referenced, October, what we're seeing so far is contemplated. What we've got our thoughts around for November and December is that it gets back a little bit more towards seasonality. So, if that's a different plus or minus, it could impact where we land from what we're projecting and thinking through right now.

If there's a bounce back in November, could we do on the lower end of that? We certainly could, but I think a lot remains to be seen in those holiday periods. But our assumption is that we're getting sort of back towards what normal seasonality would be, which are usually declines from October. Usually what you'd see in October to November would be a decline in shipments, and then November to December would be another decline in shipments. So that's what we're forecasting now, but we'll see what we get from the October exit rate.

Fritz Holzgrefe

Yeah. And with respect to 2026, we haven't given you a number, but I think in a sort of steady state environment, I think we could be in a position where we could see some incremental improvement around OR and operating income. [audio drop]

Operator

Pardon me. Go ahead.

Fritz Holzgrefe

Okay. Sorry. I may have garbled there for a second. So, I'm not sure what you missed, but I think could we have operating income and OR improvement next year versus 2026 versus 2025 [audio drop] environment. So, we haven't quoted a number around that yet, but I think there's an opportunity for us to drive some performance in the next year which we're excited about.

I think the maturity in the facilities that have been open since ‘22 is going to be a key catalyst for that. And then I think that as we continue to develop that share of wallet with our customers, I think that'll continue to be a positive for us. And those will all be contributors for us next year.

Operator

Are we ready for the next question?

Fritz Holzgrefe

We are. Thank you.

Operator

Wonderful. The next question comes from Ari Rosa with Citigroup. Please go ahead.

Ari Rosa

Hey. Good morning. So, Fritz, you mentioned the cargo claims ratio, and with all due respect, I'm aware it's a little bit higher than kind of the best-in-class player. How do you think about your service kind of in context? And to what extent is that holding back some of the pricing opportunity or kind of the ability to realize better pricing?

Fritz Holzgrefe

So just to kind of level set a bit, so our cargo claims ratio is a GAAP [derived] number. So, I'm not exactly sure how everybody else calculates it. I think the best thing we can do to improve our cargo claims ratio is to get our pricing in line with market. So that's a way to drive improved cargo claim ratio right away.

I don't think that there is a situation where we lose business because of the cargo claims. I think that a customer looks holistically at doing business with us around everything from picking up on time, delivering on time, meeting the promises, being able to meet their expectations. So, there's not a singular limiter that says I'm not going to do business with you because you got a 0.54% cargo claims ratio.

We haven't lost business with that. We've had opportunities around that. I think it's not a discernible difference from other numbers. I think where we win though is that, alongside of all the other things our team does for customers, and that's where we win. And then we continue to focus on driving pricing and that obviously is in the denominator. So that would improve cargo claims ratio too.

Ari Rosa

Got it. That's helpful. And then I wanted to shift gears a little bit just on my follow-up. It sounds like potentially CapEx coming down a little bit. I got to say Fritz, I've heard you sound more confident I think this call in terms of the incremental opportunity from expanding the network and into 2026. And yet the stock is obviously down quite a lot. And it sounds like maybe the free cash flow is going to be pretty robust over the next couple of years. How are you thinking about the opportunity maybe to initiate a buyback here or get a little bit aggressive in terms of driving shareholder returns for kind of long-term holders? Thanks.

Fritz Holzgrefe

So, I'm excited about and have been incredibly excited about the Saia opportunity. And this is entirely why we invested in our network is to generate value not only for our customers, but for the shareholders of Saia. We did it on an organic basis. We did it with the idea of creating long-term value for our customers and for the shareholders.

I think that we are right on the cusp of really taking advantage of, when we have an improving market, better macro backdrop, I want to put to work 213 facilities and drive the incrementals out of that. Customers will see what service they get in a business that we know how to scale. We've got a record history of being able to do that and I think that gives us confidence.

I'm confident in it, because I watch every day to see what our team is doing for our customers, seeing the performance there, seeing what response we're getting in a lackluster market. So, I think about if there's a big market or a positive market, man, what the potential is. I've always known it's there. I'm just excited about it right now because I think that longer term people need to understand that.

Now, we are also and always have been stewards of the shareholders' capital. So, the opportunity to drive value is going to generate returns for Saia. They'll give us investment opportunities to further expand this network, because I think there are opportunities to do that. But at the same time, I think, there's going to be an opportunity, and I just don't know when, to return capital to our shareholders in any number of forms. But I think that those are things that are front and center for us. But the biggest thing, all that happens if we drive value out of the network we've invested in.

And so, as we look into next year, and frankly, the capital numbers even this year, we see slow growth. And as a steward of the shareholders' capital, we're slowing capital investment as it relates to that and making sure we're in a position, the company, to take advantage of the opportunities that will inevitably be there for us.

Ari Rosa

Helpful. Thank you for the time, Fritz.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Fritz Holzgrefe, Saia's President and Chief Executive Officer. Please go ahead.

Fritz Holzgrefe

Thank you, everyone, for taking the time to listen and learn about Saia's results. We're very pleased with the outcome of Q3. Q4 in the current environment continues to present challenges. But I think what's critically important is the underlying value that Saia is creating for customers ultimately is underlying value for our shareholders and it's really about the story from here how we drive incremental improvements in margins in the business that we've invested in over the last number of years. The company is built for the long-term and long-term is long-term value-creating for the shareholder. So, thank you for your time.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.